                                                                     Exhibit 4.2
                   United Microelectronics Corporation Limited

              Employee Stock Option Plan (Translation from Chinese)

1.    Plan Objectives:

      The objectives of this stock option plan (the "Plan") are to attract and retain the talents/skilled employees needed for the development of the Company, to provide incentives for employees to stay on their jobs, and to enhance employees' loyalty to the Company, all of which are intended to promote the interests of both the Company and the shareholders.

2.    Issue Period:

      The stock options will be granted within one year from the date of receipt of notice from the relevant authority (the "Authority") indicating that the Company's filing of the Plan with the Authority has become effective. The options may be granted in one or more tranches. The actual issue date(s) will be decided by the Chairman (the "Chairman") of the Board of Directors (the "Board") of the Company.

3.    Manner of Settlement:

      Settlement upon the exercise of the stock options will be made through the issue of new shares by the Company.

4.    Optionees:

      Only full-time regular employees of the Company and its domestic and overseas subsidiaries are eligible for the Plan, and the base date for eligibility shall be determined by the Chairman. In practice, eligible employees and the number of options that can be granted to an employee will be determined by a number of factors, including seniority, job grade, job performance, contribution, special achievement and other conditions deemed relevant by the management. The grant of options to respective employees will be finalized following the approval of the Chairman and consent of the Board.

      In case an optionee violates the employment agreement, codes of conduct or other company rules, the Company may, taking into account the severity of the violation, revoke, in whole or in part, the vested options of said employee that remain unexercised.

      The number of options granted to any single optionee shall not exceed ten percent (10%) of the total number of options granted, and the number of options to be exercised by any single optionee in each fiscal year under the Plan shall not exceed one percent (1%) of the number of outstanding shares of common stock of the Company at the year-end.

5.    Volume of Issue:

      The total number of options to be granted under the Plan is one billion (1,000,000,000) units, with each unit entitling the optionee to subscribe for one (1) share of Company's common stock. The total number of new shares of common stock to be issued for settlement of the options granted shall be one billion (1,000,000,000) shares.

6.    Terms:

      a. Exercise price: The exercise price for the options is the closing price of the Company's common shares on the Taiwan Stock Exchange on the day the options are granted.

      b. Vesting Schedule: The grant period (the "Grant Period") for options is six (6) years, during which optionees may not transfer their options except to heirs. Upon the expiry of the grant period, unexercised options will be deemed forfeited by the optionee and the optionee may no longer claim the right to exercise the options.

          Unless the options are otherwise revoked in part or in whole, an optionee may exercise his/her options in accordance with the following schedule starting two years after the grant of options:

          (1) an optionee may exercise up to 50% of his/her options two years after the grant, i.e., 50% of options shall vest in two years after the grant.

          (2) an optionee may exercise up to 75% of his/her options three years after the grant, i.e., 75% of options shall vest in three years after the grant.

          (3) an optionee may exercise up to 100% of his/her options four years after the grant, i.e., 100% of options shall vest in four years after the grant.

      c.  Type of shares underlying the options: common shares of the Company.

      d. Optionees whose employment is terminated shall exercise their options during the aforesaid grant period in accordance with the following provisions:

          (1) Voluntary Termination or Termination in accordance with the Labor Law of ROC:

               The employee shall exercise his/her vested options within thirty
               (30) days after termination of employment. Where days of the aforesaid period fall in the closed period as specified in the Plan, the exercise period may be extended accordingly. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee will lapse on the employment termination date.

          (2)  Retirement:

               The employee may exercise all options received upon retirement without being subject to the restrictions specified under Article 6.b. hereof, provided that two years have elapsed since the grant of options. However, the options shall be exercised within one
               (1) year from the later of: (x) the date of retirement and (y) two years after the grant of options. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee.

          (3)  Death of General Cause:

               The heir(s) of the deceased employee may exercise the vested options of said employee within one (1) year starting from the date of death. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the heir(s) of employee. Unvested options of the employee will lapse on the day of death of said employee.

          (4)  Occupational Casualty:

               (a) Unless otherwise specified by law, employees who are unable to continue their employment due to occupational casualty may, upon departure, exercise all options received without being subject to the restrictions specified under Article 6.b. hereof. However, the options shall be exercised within one (1) year from the later of: (x) the date of departure or two (2) years after the grant of options. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee.

               (b) Unless otherwise specified by law, the heir(s) of employee who died in occupational casualty may exercise all remaining options received by said employee within one (1) year from the date of death without being subject to the restrictions specified under Article 6.b. hereof. However, the options shall be exercised within one (1) year from the later of:
                    (x) the date of death or (y) two (2) years after the grant of options. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the heir(s) of said employee.

          (5)  Transfer:

               In case an employee requests to transfer to an affiliated company or another company, the options granted to said employee shall be settled in accordance with Article 6.d.(1) hereof or by the related rules specified for dismissal under the Labor Law of ROC. However, if the transfer is initiated by the Company due to business needs, options granted to said employee shall not be affected by the transfer.

          (6)  Leave Without Pay:

               In case an employee is approved to leave without pay, his/her vested options shall be exercised within thirty (30) days from the day of leave. Where days of the aforesaid period fall in the closed period as specified in the Plan, the exercise period may be extended accordingly. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee shall be reinstated on the day said employee returns to work, while the exercise schedule provided in Article 6.b. hereof shall be extended according to the duration of leave and the options shall still be exercised during the Grant Period specified herein.

          (7)  Layoff:

               An employee who has been laid off shall exercise his/her vested options within thirty (30) days after termination of employment. Where days of the aforesaid period fall in the closed period as specified in the Plan, the exercise period may be extended accordingly. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee will lapse upon the effective date of the layoff, unless otherwise approved by the Chairman and subsequently confirmed by the Board.

          (8)  Termination of Employment Due to Other Causes:

               In case of termination or adjustment of employment under circumstances other than those described above, the Grant Period and vesting schedule for options granted specified in Article 6.b. hereof or otherwise approved by the Chairman and subject to subsequent confirmation by the Board shall apply.

          (9) Options not exercised by an employee or his/her heir(s) during the period specified in Article 6.b. hereof shall be deemed forfeited.

     e. Upon expiration of the Grant Period, all vested but unexercised options shall be deemed forfeited by the employee and the optionee may no longer claim the right to exercise the options.

     f. The Company will cancel all options forfeited by the employee or revoked by the Company without reissue.

7.   Adjustment of the Exercise Price:

     After the issuance of the options, the exercise price shall not be adjusted, except in the case the Company increases its capital by capitalizing surplus and/or capital reserve, the exercise price shall be adjusted based on the following formula:

     (Computation up to two decimal points of New Taiwan dollars and the fraction is rounded off at 4 to become 5)

     Exercise price after adjustment =

     [(Exercise price before adjustment x shares issued) + (Amount paid for each share x number of new shares issued)] / (shares issued + number of new shares issued)

          a. "Shares issued" means the total number of common shares issued, including the number of treasury shares which have not been cancelled or transferred, but excluding outstanding entitlement certificates issued in connection with the Plan or convertible bonds.

          b. In the case of free distribution of shares, the amount paid for each share shall be zero.

          c. If the exercise price after adjustment exceeds the exercise price before adjustment, no adjustment shall be made.

     8.   Procedure for Exercising Options:

          a. Except the pre-defined closed period or a period in which exercise of options is not permitted by relevant laws or regulations or otherwise stipulated under the Plan, the optionee may, in accordance with Article 6(b) hereof, exercise the right to purchase shares by submitting a written request (the "Exercise Request") to the Company's stock transfer agent, SinoPac Securities Co.'s Department of Securities Affairs (the "Transfer Agent").

          b. Upon receipt of the Exercise Request, the Transfer Agent shall notify the optionee that payment shall be made at a designated bank. The Exercise Request is irrevocable once the payment is made.

          c. Unless otherwise stipulated in the Plan hereof, upon confirmation of payment the Transfer Agent shall register the number of shares exercised in the shareholders record and, within five (5) business days, issue the entitlement certificates.

          d. Entitlement certificates are tradable upon the delivery to the optionee.

          e. The pre-defined closed period mentioned under Article 8(a) above means:

               (1) The period commencing on the seventh (7th) business day prior to the date of the Board meeting in preparation for the annual shareholders' general meeting, including the day on which the Board meeting is being held, and ending on the stock dividend record date or dividend record date, whichever comes later. If the annual shareholders' general meeting resolves not to distribute any dividends for that year, the closed period shall end on the date the annual shareholders' general meeting was held.

               (2) The period commencing from the date of the Board meeting date in which the merger record date is determined and ending on the merger record date; or the period commencing from the Board meeting date in which the stock split record date is determined and ending on the stock split record date; or the period commencing the Board meeting date in which the dividend record date is determined and ending on the dividend record date.

     9.   Exchange for Common Shares:

          a. The Company will establish the following three dates of each year as the consolidation dates on which the Company will proceed with the application for updating its paid-in capital and for the issuance of new shares with the Authority.

               (1) Seven (7) business days prior to the annual Board meeting (including the Board meeting date) in preparation for the annual shareholders' general meeting.

               (2)  September 28.

               (3)  December 28.

          b. In conjunction with the update registration for updating the Company's paid-in capital, all option holders that have submitted the Exercise Request with the Transfer Agent and paid in full prior to the consolidation date (excluding the consolidation date) may be included in such registration.

          c. After completion of the registration for the paid-in capital update, printing of the share certificates, authenticating the share certificates and all other necessary procedures, the Company shall deliver the common shares in exchange for entitlement certificates.

     10.  Rights and Obligations after Exercising Options:

          The holders of entitlement certificates of the Company issued under the Plan shall have the same rights and obligations as holders of common shares of the Company.

     11.  Taxes:

          All optionees that have exercised their options shall pay related taxes as specified under the tax laws of the Republic of China.

     12.  Confidentiality and Restrictions on Disposal:

          a. All employees who receive stock options of the Company must comply with relevant rules concerning confidentiality. Optionees are prohibited from inquiring other employees for information or disclosing related information to others, including, but not limited to, the number of options received and the interest related thereof. In case an optionee breaches this provision, the Company may revoke the unexercised options of said optionee.

          b. In case an employee, after receiving the grant of options, is found to have grossly violated the employment agreement, codes of conduct or other company rules, the Company has the right to immediately revoke the unvested options, as well as vested but unexercised options of said employee, and demand compensation from said employee in an amount equivalent to all profits said employee has earned from exercising his/her options within two years prior to the date of gross violation. The computing formula for the profits is: (the market price on the date of exercise - exercise price) x number of shares.

          c. Employees shall not transfer, hypothecate, or pledge their options and related interest, or give them to others as a gift or dispose of them in any other manner.

     13.  Enforcement Rules:

          With respect to matters concerning the name list, seal, payment, issuance of share certificates, and other related procedures, operation details and timing, the Transfer Agent shall notify the optionees separately.

     14.  Other Important Provisions:

          a. The Plan shall become effective upon the resolution by the Board and the approval by the Authority. In case of changes in relevant laws or regulations, reversal of decision by the Authority or changes in the objective environment, the amendment or termination of the Rules herein shall require both approval of at least 2/3 of the directors at a meeting at which at least half of all the directors are present and approval by the regulatory authority.

          b. For matters not specified herein, relevant laws and regulations of the Republic of China shall govern.